Exhibit 10.38

SECOND AMENDMENT TO THE

EQUITY PURCHASE AGREEMENT

This Second Amendment to the Equity Purchase Agreement is entered into as of November 18, 2024 (this "Agreement"), by and between Siyata Mobile Inc., a British Columbia corporation (the "Company"), and Hudson Global Ventures, LLC, a Nevada limited liability company (the "Investor", and collectively with the Company, the “Parties”).

WHEREAS the Parties have entered into an Equity Purchase Agreement (the “EPA”) dated as of October 21, 2024, as well as that certain first amendment to the EPA dated as of October 28, 2024; and

WHEREAS, the Parties now desire to further amend the EPA;

NOW, THEREFORE, the Parties hereto agree as follows:

1.	The definition of “Valuation Period” in the EPA shall be replaced in the entirety with the following:

““Valuation Period” shall mean the period beginning on the Put Date and continuing through the date that is three (3) Trading Days immediately following the Clearing Date associated with the applicable Put Notice, subject to adjustment as provided in this Agreement.”

2.	The references to “9:00 a.m. Eastern time” in Section 2.2(b) of the EPA shall be replaced with “2:30 p.m. Eastern time”.

3.	The reference to “10:00 a.m. Eastern time” in Section 2.2(a) of the EPA shall be replaced with “4:30 p.m. Eastern time”.

4.	The second sentence of Section 2.2(b) of the EPA shall be replaced with the following:

“The Company shall not deliver a Put Notice to the Investor during the period beginning on the Put Date of the immediately prior Put Notice and continuing through the date that is three (3) Trading Days following the Clearing Date associated with the immediately prior Put Notice (the “Cooldown Period”), provided, however, that the respective Cooldown Period shall not apply to the immediately prior Put Notice if (i) the Put Shares for the immediately prior Put Notice have been delivered to the Investor pursuant to the terms of this Agreement and (ii) the trading volume of the Common Shares on any Trading Day during the respective Cooldown Period exceeds 400% of the total Put Shares of the immediately prior Put Notice (the “Cooldown Waiver Trigger”). Notwithstanding anything herein to the contrary, all trading volume of the Common Shares on the respective Put Date that occurs prior to the specific time that the Put Notice is delivered to Investor shall not count towards the Cooldown Waiver Trigger.”

5.	Effect of Amendment; Full Force and Effect. This Agreement shall form a part of the EPA for all purposes, and each Party shall be bound hereby and this Agreement and the EPA shall be read and interpreted as one combined instrument. From and after the date hereof, each reference in the EPA to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the EPA shall mean and be a reference to the EPA as amended by this Agreement. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the EPA shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

6.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

THE COMPANY:

SIYATA MOBILE INC.

By:
Name:	Marc Seelenfreund
Title:	Chief Executive Officer

INVESTOR:

HUDSON GLOBAL VENTURES, LLC

By:
Name:	S. Ahdoot
Title:	Member